UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): Tuesday, March 30, 2010

EMS TECHNOLOGIES, INC.
 (Exact name of registrant as specified in its charter)

Georgia	000-06072	58-1035424
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

660 Engineering Drive Norcross, Georgia	30092
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 263-9200

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 Corporate Governance and Management

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In its Report on Form 8-K dated December 21, 2009, EMS Technologies, Inc. (the “Company”) announced that John B. Mowell, Chairman of the Board, had been appointed to the additional position of Executive Director. This appointment placed Mr. Mowell in the position of senior management official in accordance with the requirements of the National Industrial Security Program Operating Manual (“NISPOM”), which governs the performance of classified U.S. government work.

Because the position of Executive Director is the Company’s most-senior management position, the Company reported in its Report on Form 8-K that Mr. Mowell would be its “principal executive officer” during the period that he served as Executive Director, rather than Neilson A. Mackay, President and Chief Executive Officer.  However, the Company has subsequently reviewed the roles performed by Mr. Mowell and Dr. Mackay, particularly noting: that Dr. Mackay continues to have principal executive responsibility for commercial and foreign business operations that do not, and are not required to, hold security clearances or otherwise conform with NISPOM; that these other businesses contribute approximately 75% of the Company’s consolidated revenues; and that Dr. Mackay oversees the preparation of the Company’s consolidated financial statements.  Based on these considerations, and after consultation with legal counsel, the Company has concluded that while Mr. Mowell is the Company’s “senior management official” as that term is used in NISPOM, Dr. Mackay is its “principal executive officer” for the purposes of SEC reports and certifications.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMS TECHNOLOGIES, INC.

Date: March 31, 2010	By:	/s/ Gary B. Shell
Gary B. Shell
Senior Vice President, Chief Financial Officer and Treasurer